Exhibit 99.1

Limestone Bancorp Reports Net Income of $2.3 Million, or $0.31 Per Diluted Share, for the 3rd Quarter of 2019 and $8.8 Million, or $1.17 Per Diluted Share, for the Nine Months Ended September 30, 2019

LOUISVILLE, Ky.--(BUSINESS WIRE)--October 23, 2019--Limestone Bancorp, Inc. (NASDAQ: LMST) (“the Company”), parent company of Limestone Bank (“the Bank”), today reported unaudited results for the third quarter of 2019. Net income available to common shareholders for the third quarter of 2019 was $2.3 million, or $0.31 per basic and diluted common share, compared with $2.4 million, or $0.33 per basic and diluted share, for the third quarter of 2018. Net income for the nine months ended September 30, 2019, was $8.8 million, or $1.17 per diluted common share, compared with net income of $6.4 million, or $0.90 per diluted share, for the nine months ended September 30, 2018.

Net income before taxes was $2.8 million and $8.8 million for the third quarter of 2019 and for the first nine months of 2019, respectively, compared to $3.0 million and $7.8 million for the third quarter and first nine months of 2018, respectively. Income tax expense was $531,000 and $43,000 for the third quarter of 2019 and for the first nine months of 2019, respectively, compared to income tax expense of $604,000 and $1.4 million for the third quarter of 2018 and for the first nine months of 2018, respectively.

Income Taxes – During the first and second quarters of 2019, the Company benefitted from the enactment of state tax legislation eliminating the Kentucky bank franchise tax which is assessed at a rate of 1.1% of average capital. The legislation implements a state income tax for the Bank at a statutory rate of 5%. The new Kentucky income tax will go into effect on January 1, 2021, and the Company will begin filing a Kentucky combined filing in 2021. The enactment resulted in a tax benefit of $341,000, or $0.05 per basic and diluted share in the first quarter of 2019 and $1.2 million, or approximately $0.16 per basic and diluted share in the second quarter of 2019.

Net Interest Income – On a sequential quarter basis, net interest income was under pressure as the Federal Reserve lowered its federal funds target rate by 25 basis points on July 31, 2019 and again by 25 basis points on September 18, 2019. The Company’s interest rate risk profile is marginally asset sensitive as its assets generally reprice more quickly than its liabilities over a twelve-month horizon. In particular, the Fed’s actions served to lower rates on the short end of the yield curve impacting yields on fed funds, certain floating rate investment securities, and loans with variable rate pricing features. As of September 30, 2019, time deposits comprise $488.1 million of the Company’s liabilities with $432.3 million, or 89% set to reprice or mature within one year.

Net interest income decreased to $8.7 million for the third quarter of 2019, compared with $8.8 million in the second quarter of 2019 and increased from $8.4 million in the third quarter of 2018. Average loans increased to $800.2 million for the third quarter of 2019, compared to $793.5 million for the second quarter of 2019 and $748.4 million for the third quarter of 2018. Net interest margin decreased to 3.35% in the third quarter of 2019, compared with 3.42% for the second quarter of 2019 and 3.45% for the third quarter of 2018.

The yield on earning assets decreased to 4.79% for the third quarter of 2019, compared to 4.81% for the second quarter of 2019 and increased from 4.56% in the third quarter of 2018. Loan fee income can meaningfully impact net interest income, loan yields, and net interest margin. The amount of loan fee income included in total interest income was $247,000, $167,000, and $140,000 for the quarters ended September 30, 2019, June 30, 2019, and September 30, 2018, respectively. This represents nine basis points, six basis points, and five basis points of yield on earning assets and net interest margin for the quarters ended September 30, 2019, June 30, 2019, and September 30, 2018, respectively. The cost of interest-bearing liabilities was 1.75% for the third quarter of 2019, compared to 1.68% for the second quarter of 2019 and 1.32% for the third quarter of 2018. Net interest income and the cost of interest-bearing liabilities for the third quarter of 2019 were also impacted by the July 23, 2019, subordinated debt issuance of $17.0 million at a fixed rate of 5.75%. This capital will be deployed in the pending branch acquisition transaction announced on July 24, 2019, which is expected to close on or about November 15, 2019.

Net interest income increased to $26.5 million for the first nine months of 2019, compared with $25.0 million in the first nine months of 2018. Average loans increased to $786.8 million for the first nine months of 2019, compared to $735.9 million for the first nine months of 2018. Net interest margin decreased to 3.46% in the first nine months of 2019, compared with 3.55% for the first nine months of 2018.

The yield on earning assets increased to 4.83% for the first nine months of 2019, compared to 4.51% for the first nine months of 2018. The amount of loan fee income included in total interest income was $960,000 and $329,000 for the nine months ended September 30, 2019 and September 30, 2018, respectively. This represents 13 basis points and five basis points of yield on earning assets and net interest margin for the nine months ended September 30, 2019 and 2018, respectively. The cost of interest-bearing liabilities was 1.67% for the first nine months of 2019, compared to 1.14% in the first nine months of 2018.

Provision and Allowance for Loan Losses – The allowance for loan losses to total loans was 1.11% at September 30, 2019, compared to 1.10% at June 30, 2019, and 1.14% at September 30, 2018. Net loan recoveries were $72,000 and $24,000, respectively, for the three and nine months ended September 30, 2019, compared to net loan recoveries of $404,000 and $932,000, respectively, for the three and nine months ended September 30, 2018. Based upon historically strong trends in asset quality and management’s assessment of risk in the loan portfolio, no provision for loan losses was recorded for the three and nine months ended September 30, 2019, compared to a negative provision for loan losses of $350,000 and $500,000, or $0.04 and $0.06 per dilute share, for the three and nine months ended September 30, 2018, respectively.

Non-performing Assets – Non-performing assets, which include loans on nonaccrual, accruing troubled debt restructurings, loans past due 90 days and still accruing, and other real estate owned (“OREO”), decreased to $5.8 million, or 0.51% of total assets, at September 30, 2019, compared with $6.2 million, or 0.55% of total assets, at June 30, 2019, and decreased compared to $7.4 million, or 0.70% of total assets, at September 30, 2018. Non-performing loans decreased to $2.6 million, or 0.32% of total loans, at September 30, 2019, compared with $2.9 million, or 0.37% of total loans, at June 30, 2019, and decreased from $3.6 million, or 0.48% of total loans, at September 30, 2018.

OREO remained unchanged at $3.2 million at September 30, 2019, compared to June 30, 2019, and decreased compared to $3.8 million at September 30, 2018. There were no fair value write-downs during the third quarter of 2019 and $260,000 for the nine months ended September 30, 2019, compared to $260,000 and $585,000 for the three and nine months ended September 30, 2018, respectively.

Non-interest Income and Expense – Non-interest income for the first nine months of 2019 increased $157,000 to $4.3 million, compared with $4.1 million for the first nine months of 2018. The increase was primarily due to an increase in bank card interchange fees of $469,000 partially offset by a decrease in other non-interest income of $150,000 related to the one-time gain on the sale of the secondary market residential servicing rights portfolio. Non-interest expense increased $152,000, or 0.7% to $22.0 million for the first nine months of 2019, compared with $21.8 million for the first nine months of 2018. The increase was primarily due to increases of $466,000 in salary and employee benefits, as the Bank added sales talent and customer facing associates during the second and third quarters of 2019, and $238,000 in deposit account related expense partially offset by decreases in OREO expenses of $257,000, and FDIC insurance expense of $228,000.

Non-interest income for the third quarter of 2019 increased $25,000 to $1.5 million, compared with $1.5 million for the third quarter of 2018. The increase from the third quarter of 2018 was primarily due to an increase in bank card interchange fees of $212,000 partially offset by a decrease in other non-interest income of $150,000 related to a one-time gain on the sale of the Bank’s fully amortized secondary market residential mortgage servicing rights portfolio during the third quarter of 2018. Non-interest expense increased $221,000, or 3.1% to $7.5 million for the third quarter of 2019, compared with $7.2 million for the third quarter of 2018. The increase from the third quarter of 2018 was primarily due to an increase of $309,000 in salaries and employee benefits.

Capital – At September 30, 2019, the Bank’s Tier 1 leverage ratio was 11.25%, compared with 10.01% at June 30, 2019, and its Total risk-based capital ratio was 14.89% at September 30, 2019, compared with 13.26% at June 30, 2019. At September 30, 2019, the Bank’s Common equity Tier 1 risk-based capital ratio was 13.87%, compared with 12.26% at June 30, 2019. At September 30, 2019, the Company’s Tier 1 leverage ratio was 9.66%, compared with 9.46% at June 30, 2019, and its Total risk-based capital ratio was 14.84%, compared with 12.56% at June 30, 2019. At September 30, 2019, the Company’s Common equity Tier 1 risk-based capital ratio was 10.19%, compared with 9.82% at June 30, 2019.

The Company’s capital ratios were positively impacted by the $17.0 million of subordinated notes issued during the third quarter, as the subordinated notes meet the requirements to qualify as Tier 2 capital. The Bank’s capital ratios also benefitted as the Company contributed $10.0 million of the proceeds to the Bank as Common Equity Tier 1 Capital.

About Limestone Bancorp, Inc.

Limestone Bancorp, Inc. (NASDAQ: LMST) is a Louisville, Kentucky-based bank holding company which operates banking centers in 12 counties through its wholly-owned subsidiary Limestone Bank. The Bank’s markets include metropolitan Louisville in Jefferson County and the surrounding counties of Henry and Bullitt, and extend south along the Interstate 65 corridor. The Bank serves southern and south central Kentucky from banking centers in Butler, Green, Hart, Edmonson, Barren, Warren, Ohio and Daviess counties. The Bank also has a banking center in Lexington, Kentucky, the second largest city in the state. Limestone Bank is a traditional community bank with a wide range of personal and business banking products and services.

Forward-Looking Statements

Statements in this press release relating to Limestone Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “possible,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. See Risk Factors outlined in the Company's Form 10-K for the year ended December 31, 2018.

Additional Information

Unaudited supplemental financial information for the third quarter ending September 30, 2019, follows.

LIMESTONE BANCORP, INC.
Unaudited Financial Information
(in thousands, except share and per share data)

	Three	Three	Nine	Nine
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	9/30/19	9/30/18	9/30/19	9/30/18

Income Statement Data
Interest income	$12,485	$11,120	$37,047	$31,720
Interest expense	3,755	2,708	10,558	6,753
Net interest income	8,730	8,412	26,489	24,967
Provision (negative provision) for loan losses	—	(350)	—	(500)
Net interest income after provision	8,730	8,762	26,489	25,467

Service charges on deposit accounts	633	608	1,700	1,767
Bank card interchange fees	623	411	1,727	1,258
Bank owned life insurance income	97	100	314	337
Gain (loss) on sales and calls of securities, net	—	—	(5)	(6)
Other	181	390	528	751
Non-interest income	1,534	1,509	4,264	4,107

Salaries & employee benefits	4,202	3,893	12,032	11,566
Occupancy and equipment	880	896	2,632	2,671
Professional fees	254	186	598	613
Marketing expense	251	259	690	867
FDIC insurance	—	118	211	439
Data processing expense	315	281	943	912
State franchise and deposit tax	315	282	945	846
Deposit account related expense	300	213	891	653
Other real estate owned expense	25	271	333	590
Litigation and loan collection expense	32	61	112	162
Other	877	770	2,569	2,485
Non-interest expense	7,451	7,230	21,956	21,804

Income before income taxes	2,813	3,041	8,797	7,770
Income tax expense	531	604	43	1,416
Net income	$2,282	$2,437	$8,754	$6,354

Weighted average shares – Basic	7,471,582	7,455,316	7,467,048	7,059,472
Weighted average shares – Diluted	7,471,582	7,455,316	7,467,048	7,059,472

Basic earnings per common share	$0.31	$0.33	$1.17	$0.90
Diluted earnings per common share	$0.31	$0.33	$1.17	$0.90
Cash dividends declared per common share	$0.00	$0.00	$0.00	$0.00

LIMESTONE BANCORP, INC.
Unaudited Financial Information
(in thousands, except share and per share data)

	Three	Three	Three	Three	Three
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	9/30/19	6/30/19	3/31/19	12/31/18	9/30/18
Income Statement Data
Interest income	$12,485	$12,376	$12,186	$11,741	$11,120
Interest expense	3,755	3,576	3,227	3,037	2,708
Net interest income	8,730	8,800	8,959	8,704	8,412
Provision (negative provision) for loan losses	—	—	—	—	(350)
Net interest income after provision	8,730	8,800	8,959	8,704	8,762

Service charges on deposit accounts	633	571	496	588	608
Bank card interchange fees	623	596	508	573	411
Bank owned life insurance income	97	118	99	100	100
Gain (loss) on sales and calls of securities, net	—	(5)	—	—	—
Other	181	166	181	411	390
Non-interest income	1,534	1,446	1,284	1,672	1,509

Salaries & employee benefits	4,202	3,915	3,915	3,923	3,893
Occupancy and equipment	880	854	898	915	896
Professional fees	254	179	165	201	186
Marketing expense	251	212	227	247	259
FDIC insurance	—	103	108	118	118
Data processing expense	315	315	313	280	281
State franchise and deposit tax	315	315	315	272	282
Deposit account related expense	300	310	281	170	213
Other real estate owned expense	25	142	166	278	271
Litigation and loan collection expense	32	34	46	83	61
Other	877	845	847	835	770
Non-interest expense	7,451	7,224	7,281	7,322	7,230

Income before income taxes	2,813	3,022	2,962	3,054	3,041
Income tax expense (benefit)	531	(611)	123	614	604
Net income	$2,282	$3,633	$2,839	$2,440	$2,437

Weighted average shares – Basic	7,471,582	7,459,631	7,469,912	7,457,206	7,455,316
Weighted average shares – Diluted	7,471,582	7,459,631	7,469,912	7,457,206	7,455,316

Basic earnings per common share	$0.31	$0.49	$0.38	$0.33	$0.33
Diluted earnings per common share	$0.31	$0.49	$0.38	$0.33	$0.33
Cash dividends declared per common share	$0.00	$0.00	$0.00	$0.00	$0.00

LIMESTONE BANCORP, INC.
Unaudited Financial Information
(in thousands, except share and per share data)

	As of
	9/30/19	6/30/19	3/31/19	12/31/18	9/30/18

Assets
Loans	$803,569	$803,114	$786,585	$765,244	$757,051
Allowance for loan losses	(8,904)	(8,832)	(8,686)	(8,880)	(8,634)
Net loans	794,665	794,282	777,899	756,364	748,417
Securities available for sale	203,381	208,614	206,411	201,192	184,870
Federal funds sold & interest bearing deposits	50,327	40,755	24,029	28,398	31,761
Cash and due from financial institutions	7,680	6,860	6,461	6,963	5,770
Premises and equipment	15,098	14,827	14,926	14,655	17,027
Premises held for sale	935	995	1,050	1,050	—
Bank owned life insurance	15,946	15,853	15,739	15,646	15,551
FHLB Stock	6,467	6,693	6,813	7,233	7,233
Other real estate owned	3,225	3,225	3,335	3,485	3,750
Deferred taxes, net	28,029	28,708	28,568	29,282	30,230
Accrued interest receivable and other assets	6,411	5,976	6,092	5,424	5,882
Total Assets	$1,132,164	$1,126,788	$1,091,323	$1,069,692	$1,050,491

Liabilities and Equity
Certificates of deposit	$488,121	$505,263	$465,369	$450,886	$457,239
Interest checking	95,508	95,296	96,537	94,269	87,407
Money market	153,663	162,917	166,430	171,924	159,499
Savings	34,618	33,553	34,066	34,534	34,320
Total interest bearing deposits	771,910	797,029	762,402	751,613	738,465
Demand deposits	151,524	141,448	146,440	142,618	135,561
Total deposits	923,434	938,477	908,842	894,231	874,026
FHLB advances	56,430	51,470	51,511	46,549	51,591
Junior subordinated debentures	21,000	21,000	21,000	21,000	21,000
Subordinated capital note	17,000	—	—	—	—
Senior debt	5,000	10,000	10,000	10,000	10,000
Accrued interest payable and other liabilities	4,973	4,419	3,651	5,815	5,662
Total liabilities	1,027,837	1,025,366	995,004	977,595	962,279

Total common stockholders’ equity	104,327	101,422	96,319	92,097	88,212
Total Liabilities and Stockholders’ Equity	$1,132,164	$1,126,788	$1,091,323	$1,069,692	$1,050,491

Ending shares outstanding	7,471,582	7,457,832	7,460,614	7,462,720	7,456,590
Book value per common share	$13.96	$13.60	$12.91	$12.34	$11.83
Tangible book value per common share	13.96	13.60	12.91	12.34	11.83

LIMESTONE BANCORP, INC.
Unaudited Financial Information
(in thousands, except share and per share data)

	As of
	9/30/19	6/30/19	3/31/19	12/31/18	9/30/18
Average Balance Sheet Data
Assets	$1,105,432	$1,100,459	$1,075,553	$1,066,216	$1,037,636
Loans	800,194	793,460	766,505	765,542	748,444
Earning assets	1,035,522	1,033,581	1,009,948	1,001,093	968,876
Deposits	933,548	926,730	900,829	895,377	869,707
Long-term debt and advances	63,369	71,989	76,524	75,339	74,994
Interest bearing liabilities	852,539	855,100	834,637	824,300	810,917
Stockholders’ equity	103,818	97,730	93,491	89,836	87,486

Quarterly Performance Ratios
Return on average assets	0.82%	1.32%	1.07%	0.91%	0.93%
Return on average equity	8.72	14.91	12.32	10.78	11.05
Yield on average earning assets (tax equivalent)	4.79	4.81	4.90	4.66	4.56
Cost of interest bearing liabilities	1.75	1.68	1.57	1.46	1.32
Net interest margin (tax equivalent)	3.35	3.42	3.61	3.46	3.45
Efficiency ratio	72.59	70.47	71.08	70.57	72.88

Asset Quality Data
Nonaccrual loans	$2,389	$2,028	$1,921	$1,991	$2,692
Troubled debt restructurings on accrual	188	905	910	910	910
Loan 90 days or more past due still on accrual	—	—	—	—	—
Total non-performing loans	2,577	2,933	2,831	2,901	3,602
Real estate acquired through foreclosures	3,225	3,225	3,335	3,485	3,750
Other repossessed assets	—	—	—	—	—
Total non-performing assets	$5,802	$6,158	$6,166	$6,386	$7,352

Non-performing loans to total loans	0.32%	0.37%	0.36%	0.38%	0.48%
Non-performing assets to total assets	0.51	0.55	0.57	0.60	0.70
Allowance for loan losses to non-performing loans	345.52	301.13	306.82	306.10	239.70

Allowance for loan losses to total loans	1.11%	1.10%	1.10%	1.16%	1.14%

Loan Charge-off Data
Loans charged off	$(299)	$(72)	$(278)	$(133)	$(143)
Recoveries	371	218	84	379	547
Net recoveries (charge-offs)	$72	$146	$(194)	$246	$404

Loans by Risk Category
Pass	$754,050	$767,662	$756,493	$745,604	$736,193
Watch	37,537	22,929	17,412	13,164	12,314
Special Mention	—	—	—	113	114
Substandard	11,982	12,523	12,680	6,363	8,430
Doubtful	—	—	—	—	—
Total	$803,569	$803,114	$786,585	$765,244	$757,051

Loans by Past Due Status
Past due loans:
30 – 59 days	$979	$858	$2,001	$1,593	$1,492
60 – 89 days	557	1,015	240	331	929
90 days or more	—	—	—	—	—
Nonaccrual loans	2,389	2,028	1,921	1,991	2,692
Total past due and nonaccrual loans	$3,925	$3,901	$4,162	$3,915	$5,113

LIMESTONE BANCORP, INC.
Unaudited Financial Information
(in thousands, except share and per share data)

	As of
	9/30/19	6/30/19	3/31/19	12/31/18	9/30/18
Risk-based Capital Ratios - Company
Tier I leverage ratio	9.66%	9.46%	9.30%	9.00%	8.91%
Common equity Tier I risk-based capital ratio	10.19	9.82	9.57	9.44	9.21
Tier I risk-based capital ratio	11.88	11.56	11.29	11.08	10.83
Total risk-based capital ratio	14.84	12.56	12.32	12.23	12.07

Risk-based Capital Ratios – Limestone Bank
Tier I leverage ratio	11.25%	10.01%	9.88%	9.60%	9.51%
Common equity Tier I risk-based capital ratio	13.87	12.26	12.01	11.83	11.56
Tier I risk-based capital ratio	13.87	12.26	12.01	11.83	11.56
Total risk-based capital ratio	14.89	13.26	13.01	12.88	12.60

FTE employees	226	219	207	214	215

Non-GAAP Financial Measures Reconciliation

The efficiency ratio is a non-GAAP measure of expense control relative to revenue from net interest income and fee income. The efficiency ratio is calculated by dividing total non-interest expenses as determined under GAAP by net interest income and total non-interest income, but excluding net gains on the sale of securities from the calculation. Management believes this provides a reasonable measure of primary banking expenses relative to primary banking revenue.

	Three Months Ended
	9/30/19	6/30/19	3/31/19	12/31/18	9/30/18
Efficiency Ratio	(in thousands)

Net interest income	$8,730	$8,800	$8,959	$8,704	$8,412
Non-interest income	1,534	1,446	1,284	1,672	1,509
Less: Net gain (loss) on securities	—	(5)	—	—	—
Revenue used for efficiency ratio	10,264	10,251	10,243	10,376	9,921
Non-interest expense	7,451	7,224	7,281	7,322	7,230

Efficiency ratio	72.59%	70.47%	71.08%	70.57%	72.88%

Contacts

John T. Taylor
Chief Executive Officer
(502) 499-4800